Exhibit 99.1

 Company: Jack Henry & Associates, Inc.   Analyst Contact:  Kevin D. Williams
          663 Highway 60, P.O. Box 807            Chief Financial Officer
          Monett, MO 65708                        (417) 235-6652

                                          IR Contact:  Jon Seegert
                                                  Director Investor Relations
                                                  (417) 235-6652

 FOR IMMEDIATE RELEASE


            JACK HENRY & ASSOCIATES NAMES CRAIG R. CURRY TO BOARD
            -----------------------------------------------------

 Monett, MO, March 1, 2004 -- Jack Henry & Associates, Inc. (Nasdaq: JKHY),
 a leading provider of technology solutions for financial institutions, today announced it has named Missouri banker Craig R. Curry to serve on its Board of Directors.  This appointment will maintain the total number of board members at seven and the Board will continue to be composed of four
 independent outside directors and three corporate officers.   Mr. Curry was
 appointed following the retirement for personal reasons of his father George
 R. Curry, who has been a dedicated director and member of several committees of the Board since 1989.

 "First and foremost we express our gratitude, thanks and appreciation to George for the years of dedicated service and direction he has provided to the board, executives and the management of Jack Henry & Associates Inc. for the past 15 years," said Michael E. Henry, Chairman and CEO.

 "With over twenty-one years of experience in the financial institution industry, Craig has an extremely strong background, impressive resume and extensive expertise within the American and Missouri Bankers Associations. He brings an enormous amount of experience in the financial industry and talent to our Company and Board of Directors," continued Henry. Craig is currently the Chairman and CEO of Central Bank of Lebanon, a $180 million independent community bank in South-Central Missouri.

 Craig graduated from Drury College in 1983 and is a third generation banker. His extensive leadership experience with the Missouri Bankers Associations includes recent service on the Missouri Bankers Association's Government Relations Committee (Chairman - 1999-2000), its Funding Alternative Task Force, its Executive Committee and as Chairman of the Missouri Bankers Association (2002-2003). Also, Craig has served in various capacities with the American Bankers Association, including as a member of the American Bankers Association's Community Bankers Council, its Community Bank Tax Task Force, its Education Council and its Governmental Relations Board. Craig currently resides in Lebanon, Missouri, with his wife and two children.

 Jack Henry & Associates, Inc. provides integrated computer systems and processes ATM and debit card transactions for banks and credit unions. Jack Henry markets and supports its systems throughout the United States and has over 3,000 customers nationwide. For additional information on Jack Henry, visit the company's web site at www.jackhenry.com.

 Statements made in this news release that are not historical facts are forward-looking information. Actual results may differ materially from those projected in any forward-looking information. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. Additional information on these and other factors, which could affect the Company's financial results, are included in its Securities and Exchange Commission (SEC) filings on Form 10-K, and these statements should be reviewed by potential investors. Finally, there may be other factors not mentioned above or included in the Company's SEC filings that may cause actual results to differ materially from any forward-looking information.

                                   -thirty-